April 20, 2020             FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary First Quarter Earnings of

$1.04 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter Ended March 31, 2020:

•Significant Unusual Income or Expense Items: During the three months ended March 31, 2020, Great Southern Bancorp, Inc. (the Company) recognized the following items:

oOn March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the Company’s $400 million notional interest rate swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it will be accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025.

oThe Company recorded an increase in Salaries and Employee Benefits expense totaling $1.1 million related to a special employee bonus paid by the Company to all current full-time and part-time employees in response to the COVID-19 pandemic. While we have not terminated any employees or reduced pay for any employees as a result of the COVID-19 pandemic, it has caused disruption to our Company and our employees and their families.

oIn response to the COVID-19 pandemic, the Company committed to making charitable contributions up to $300,000 to various organizations that assist the communities the Company serves. During the three months ended March 31, 2020, the Company disbursed $234,000 of these contributions, and an expense in that amount was included in Other Operating Expenses in the Company’s Consolidated Statements of Income. The remaining $66,000 in contributions were determined and disbursed in April 2020.

oThe Company recorded other COVID-19-related expenses totaling approximately $103,000 for various items such as cleaning services, supplies, equipment, costs to set up remote work sites and other items.

oIn the first quarter of 2020, pursuant to the recently-enacted Coronavirus Aide, Relief, and Economic Security Act (CARES Act) and guidance from the Securities and Exchange Commission (SEC) and Financial Accounting Standards Board (FASB), we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses. Our first quarter financial statements are prepared under the existing incurred loss methodology standard of accounting for loan losses.

•Total Loans:  Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $54.5 million, or 1.1%, from December 31, 2019, to March 31, 2020. This increase was primarily in other residential (multi-family) loans, owner occupied one- to four-family residential loans and commercial real estate loans. These increases were partially offset by decreases in construction loans and consumer auto loans. The FDIC-assisted acquired loan portfolios had net decreases totaling $10 million during the three months ended March 31, 2020. Outstanding net loan receivable balances increased $41.1 million, from $4.15 billion at December 31, 2019 to $4.20 billion at March 31, 2020.

•Asset Quality:  Non-performing assets and potential problem loans, excluding those acquired in FDIC-assisted transactions (which are accounted for and analyzed as loan pools rather than individual loans), totaled $12.2 million at March 31, 2020, a decrease of $316,000 from $12.6 million at December 31,

2019. Non-performing assets at March 31, 2020 were $8.1 million (0.16% of total assets), down $119,000 from $8.2 million (0.16% of total assets) at December 31, 2019.

•Net Interest Income: Net interest income for the first quarter of 2020 increased $333,000 to $44.9 million compared to $44.6 million for the first quarter of 2019. Net interest margin was 3.84% for the quarter ended March 31, 2020, compared to 4.06% for the first quarter of 2019. The decrease in net interest margin compared to the first quarter of 2019 was primarily the result of decreases in the average yield on loans and other interest-earning assets, due to significant decreases in market interest rates compared to a year ago. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the periods was 16 and 13 basis points for the quarters ended March 31, 2020 and March 31, 2019, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•Capital:  The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of March 31, 2020, the Company’s Tier 1 Leverage Ratio was 12.3%, Common Equity Tier 1 Capital Ratio was 12.6%, Tier 1 Capital Ratio was 13.2%, and Total Capital Ratio was 15.7%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended March 31, 2020, were $1.04 per diluted common share ($14.9 million available to common shareholders) compared to $1.23 per diluted common share ($17.6 million available to common shareholders) for the three months ended March 31, 2019.

For the quarter ended March 31, 2020, annualized return on average common equity was 9.93%, annualized return on average assets was 1.20%, and annualized net interest margin was 3.84%, compared to 13.12%, 1.49% and 4.06%, respectively, for the quarter ended March 31, 2019.

Great Southern President and CEO Joseph W. Turner commented, “As we manage through this unprecedented period, our primary concern is for the well-being of our associates, customers and communities. We understand that we are facing a number of challenges, many not yet known, but like in other tumultuous times, we are positioned and ready to work through whatever comes our way.

“Our underlying earnings in the first quarter were sound. The impact of the COVID-19 pandemic occurred later in the first quarter, but expenses related to the event affected earnings by approximately $0.08 per common share. In addition, our earnings were negatively impacted by additional loan loss provisions. For the quarter ended March 31, 2020, total gross loans (including the undisbursed portion of loans), increased $54 million, or 1.1%. This increase was primarily in other residential (multi-family) loans, owner occupied one- to four-family residential loans and commercial real estate loans. Through March 31, 2020, credit quality metrics remained solid with historically low levels of non-performing assets. In the first quarter our net charge-offs were $237,000, with most of that amount coming from our indirect automobile loan portfolio, which now totals about $90 million. With the likelihood of difficult economic conditions in the near future, we increased the allowance for loan losses by $3.7 million from the end of 2019. Capital remained very strong at March 31, 2020, and our book value per share continued to grow. In spite of the obvious economic challenges caused by the COVID-19 pandemic, we expect that we will continue to operate profitably, albeit not at levels we attained in 2019, and we currently expect that our regular quarterly dividend can be maintained for the foreseeable future.”

Turner continued, “We entered the COVID-19 crisis prepared to respond and in a position of strength with regard to capital, earnings and liquidity. By the end of the first quarter, the majority of our markets were under a “Stay at Home” mandate, resulting in a sharp reduction in economic activity. To protect our associates and customers, we followed CDC guidelines and directives from federal and local government officials and instituted social distancing practices, including drive-thru service only in our banking centers, department team-splitting with portions of each team working from another facility, and 20% of our workforce working from home.

“We remain focused on meeting the needs of our customers and providing uninterrupted service. We are open normal hours and customers have ready-access to online and mobile banking services, ATMs, telephone banking, online account opening, and our banking centers. Unfortunately, many of our customers are experiencing financial hardships. We are actively assisting them with loan payment relief and modification options. We are also participating in the SBA’s Paycheck Protection Program.

“To help with crisis-related needs in our communities, we quickly committed up to $300,000 to address food insecurity and other health and human service immediate needs. The funds were distributed to agencies serving Great Southern local markets across our 11-state franchise.”

Turner concluded, “I want to thank our nearly 1,200 associates for their dedication and resilience during this difficult time. Our associates’ commitment to our customers runs deep and it has been underscored by their extraordinary effort and show of compassion. There are many challenges that lie ahead in the coming months, but I am confident that we will get through this crisis together and emerge as an even stronger company, community and country.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the rapidly-changing COVID-19 pandemic. As always, the health, safety and well-being of our customers, associates and communities are the Company’s top priorities. Centers of Disease Control (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions. As of April 13, 2020, all states in the Company’s 11-state footprint were under statewide “Stay at Home” lockdown, except Arkansas, Iowa, and Nebraska. The Company has several locations and personnel in Iowa, with one location each in Arkansas and Nebraska.

In January 2020, the Company activated its long-established Pandemic Response Plan. This plan promotes the health and safety of the Company’s constituents and specifies responsive actions to support continuous service for customers. A summary of the Company’s major COVID-19 responses and actions are highlighted below.

Great Southern Associates:  During this unprecedented time, the Company is working diligently with its nearly 1,200 associates to enforce CDC-advised health, hygiene and social distancing practices. Approximately 20% of our associates are currently working from home. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing.

Paid time off and other benefits were enhanced and implemented to support Great Southern associates. Part-time associates were awarded paid sick benefits for the first time. Any full-time and part-time associate will receive full pay if placed under a restrictive quarantine due to COVID-19 infection or direct exposure to an infected individual. The Company’s Employee Assistance Program (EAP) was enhanced at no cost for associates and family members seeking counseling services for mental health and emotional support needs. As a token of appreciation and to help support some of the needs of our associates, the Company rewarded all full-time and part-time associates with special pre-tax bonuses of $1,000 and $600, respectively.

Great Southern Communities:  To support local COVID-19 relief efforts, in March 2020, Great Southern committed up to $300,000 to Feeding America food banks, local United Way agencies and other nonprofit organizations to address food insecurity and support critical health and human services during this time of crisis. The funds were distributed to agencies serving Great Southern local markets across its 11-state franchise.

Great Southern Customers:  During the COVID-19 event, taking care of customers and providing uninterrupted access to services are top priorities. As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services. Since March 21, 2020, following social distancing guidance from the CDC and government officials, all Great Southern banking centers have been providing drive-thru service only and in-person service by appointment.

The COVID-19 event is causing a growing number of customers to experience financial uncertainty and hardships. The Company has been reaching out to customers and is strongly encouraging customers to call for assistance. Certain account maintenance and service fees are being waived or refunded for depository customers. Payment relief options and loan modifications for consumer and commercial loan customers are available on a case-by-case basis. See Loan Modifications below for further details of loan modifications to date.

The Company has been actively utilizing the $2 trillion CARES Act stimulus package to assist consumers and businesses. The CARES Act made available Small Business Administration (SBA) lending programs that offer relief for small businesses, including the Paycheck Protection Program (PPP). Great Southern is actively participating in the PPP, which provides emergency financial support to small businesses (primarily those with less than 500 employees) using federally-guaranteed loans through the SBA. These loans may be eligible for forgiveness contingent upon how the loan proceeds are used by the borrower. The PPP has been met with very high demand throughout the country and in all Great Southern markets. Based on loans approved or funded to date and the total amount currently authorized for the PPP under the CARES Act ($349 billion), we anticipate that we will originate a total of approximately $100 million of PPP loans.

In addition to the PPP, Great Southern has also helped promote the SBA’s Emergency Injury Disaster Loan (EIDL) program. EIDL is available directly through the SBA for small businesses seeking assistance related to COVID-19.

As a resource to customers, a COVID-19 information center has been made available on the Company’s website, www.GreatSouthernBank.com. General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Impacts to Our Business Going Forward:  The Company expects that the COVID-19 pandemic will impact our business in future periods in one or more of the following ways, among others. The magnitude of the impact is unknown at this time, and will depend on the length and severity of the economic downturn brought on by the pandemic.

•Significantly lower market interest rates will have a negative impact on our variable rate loans indexed to LIBOR and prime

•Certain fees for deposit and loan products may be waived or reduced

•Point-of-sale fee income may decline due to a decrease in spending by our debit card customers as they deal with “Stay at Home” requirements and may be adversely affected by reductions in their personal income and job losses

•Non-interest expenses may increase to deal with the effects of the COVID-19 pandemic, including cleaning costs, supplies, equipment and other items

•Banking center lobbies will likely remain closed until the emergency status is lifted

•Additional loan modifications may occur and borrowers may default on their loans, which may necessitate further increases to the allowance for loan losses

•The contraction in economic activity may reduce demand for our loans and for our other products and services

Loan Modifications

Through April 15, 2020, we have modified 257 commercial loans with a total principal balance outstanding of $608 million and 1,163 consumer and mortgage loans with a total principal balance outstanding of $48 million. The loan modifications are primarily within the guidance provided by the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board; therefore they are not considered troubled debt restructurings. The modified loans are in the following categories (dollars in millions):

Collateral Type	# of Loans Modified	$ of Loans Modified	Interest Only 3 Months	Interest Only 4-6 Months	Interest Only 7-12 Months	Full Payment Deferral 3 Months	Full Payment Deferral 6 Months	Weighted Average Loan to Value

Retail	75	$ 160.5	$ 144.5	$ 4.3	$ 11.7	$ —	$ —	62%
Healthcare	20	140.6	94.0	—	—	—	46.6	60%
Hotel/Motel	22	117.2	73.3	—	—	10.2	33.7	65%
Multifamily	22	80.7	56.2	24.5	—	—	—	76%
Warehouse/Other	28	45.0	31.6	0.2	7.6	0.3	5.3	59%
Office	22	32.0	29.2	—	0.4	—	2.4	55%
Commercial Business	42	14.4	3.9	2.0	0.1	—	8.4
Restaurants	15	11.7	11.7	—	—	—	—	64%
Land	11	5.5	4.6	—	0.9	—	—
Total Commercial	257	607.6	449.0	31.0	20.7	10.5	96.4

Residential Mortgage	153	37.2	16.6	1.1	—	19.5	—	61%
Consumer	1,010	10.8	—	—	—	10.8	—
Total Consumer	1,163	48.0	16.6	1.1	—	30.3	—

Total	1,420	$ 655.6	$ 465.6	$ 32.1	$ 20.7	$ 40.8	$ 96.4

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended March 31,
	2020	2019
Net interest income	$44,938	$44,605
Provision for loan losses	3,871	1,950
Non-interest income	7,367	7,450
Non-interest expense	30,815	28,495
Provision for income taxes	2,751	3,998
Net income and net income available to common shareholders	$14,868	$17,612

Earnings per diluted common share	$1.04	$1.23

NET INTEREST INCOME

Net interest income for the first quarter of 2020 increased $333,000 to $44.9 million compared to $44.6 million for the first quarter of 2019. Net interest margin was 3.84% in the first quarter of 2020, compared to 4.06% in the same period of 2019, a decrease of 22 basis points. For the three months ended March 31, 2020, the net interest margin increased two basis points compared to the net interest margin of 3.82% in the three months ended December 31, 2019. The decrease in the margin from the prior year first quarter was primarily the result of decreases in the average yield on loans and other interest-earning assets. The average interest rate spread was 3.54% for the three months ended March 31, 2020, compared to 3.75% for the three months ended March 31, 2019 and 3.49% for the three months ended December 31, 2019.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. Under the terms of the swap, the Company received a fixed rate of interest of 3.018% and paid a floating rate of interest equal to one-month USD-LIBOR. The floating rate reset monthly and net settlements of interest due to/from the counterparty also occurred monthly. To the extent that the fixed rate exceeded one-month USD-LIBOR, the Company received net interest settlements, which were recorded as interest income on loans. If one-month USD-LIBOR exceeded the fixed rate of interest, the Company was required to pay net settlements to the counterparty and record those net payments as a reduction of interest income on loans. The Company recorded loan interest income related to this swap transaction of $1.6 million and $513,000, respectively, in the three months ended March 31, 2020 and 2019, respectively.

On March 2, 2020, the Company and its swap counterparty mutually agreed to terminate the swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and a portion of it will be accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. This will have the effect of reducing Accumulated Other Comprehensive Income and increasing Net Interest Income and Retained Earnings over the period. In future quarterly periods, the Company expects to record loan interest income related to this swap transaction of approximately $2.0 million, based on the termination value of the swap.

The Company’s net interest margin has been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the current and prior periods presented below, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $5.7 million. Of the remaining adjustments affecting interest income, we expect to recognize $3.7 million of interest income during the remainder of 2020.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

Three Months Ended
	March 31, 2020		March 31, 2019
(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$ 1,866	16 bps	$ 1,512	13 bps

Excluding the impact of the additional yield accretion, net interest margin for the three months ended March 31, 2020, decreased 25 basis points when compared to the three months ended March 31, 2019. The compression in our margin during the three months ended March 31, 2020, was caused primarily by lower market interest rates, which caused lower LIBOR interest rates and generally resulted in lower yields on loans and lower yields on other interest-earning assets.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended March 31, 2020, non-interest income decreased $83,000 to $7.4 million when compared to the quarter ended March 31, 2019, primarily as a result of the following items:

•Gain (loss) on derivative interest rate products:  The net loss on derivative interest rate products increased $382,000 compared to the net loss in the prior year quarter. In the 2020 period, the Company recognized a $407,000 decrease in the net fair value related to interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties. As market interest rates fall this generally decreases the net fair value of these back-to-back swaps. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.

•Service charges and ATM fees:  Service charges and ATM fees decreased $200,000 compared to the prior year period primarily related to additional expenses netted into ATM fee income during the conversion to a new debit card processing system. This conversion was completed in the first quarter of 2020.

•Net gains on loan sales:  Net gains on loan sales increased $342,000 compared to the prior year quarter. The increase was due to an increase in originations of fixed-rate loans during the 2020 period compared to the 2019 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market.

•Other income:  Other income increased $226,000 compared to the prior year quarter. In the 2020 period, the Company recognized approximately $486,000 of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties. The Company also recognized approximately $441,000 in income related to the exit of certain tax credit partnerships during the three months ended March 31, 2020. In the 2019 period, the Company recognized gains totaling $677,000 from the sale of, or recovery of, receivables and assets that were acquired several years prior in FDIC-assisted transactions.

NON-INTEREST EXPENSE

For the quarter ended March 31, 2020, non-interest expense increased $2.3 million to $30.8 million when compared to the quarter ended March 31, 2019, primarily as a result of the following items:

•Salaries and employee benefits:  Salaries and employee benefits increased $2.5 million from the prior year quarter. The increase was primarily due to annual employee compensation merit increases and increased incentives in lending and operations areas. Additionally, in March 2020, the Company approved a special cash bonus to all employees totaling $1.1 million in response to the COVID-19 pandemic. This bonus was paid in April 2020.

•Net occupancy expense:  Net occupancy expense increased $365,000 compared to the prior year quarter. This was primarily related to increased depreciation on new ATM/ITMs and ATM operating software upgrades implemented during the fourth quarter of 2019.

•Other operating expenses: Other operating expenses increased $12,000 from the prior year quarter. In response to the COVID-19 pandemic, the Company made contributions of $234,000 during the current year quarter to various organizations that assist the communities the Company serves. This was partially offset by a decrease of $178,000 in losses recognized during the three months ended March 31, 2019 that were not repeated during the three months ended March 31, 2020.

•Insurance:  Insurance expense decreased $284,000 compared to the prior year quarter. This decrease was primarily due to a decrease in FDIC deposit insurance premiums. The Bank has a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The deposit insurance fund balance was sufficient to result in no premium being due for the three months ended March 31, 2020. We expect the remaining credit to offset a portion of the deposit insurance premium due for the second quarter 2020.

The Company’s efficiency ratio for the quarter ended March 31, 2020, was 58.91% compared to 54.74% for the same quarter in 2019. The higher efficiency ratio in the 2020 three-month period was primarily due to an increase in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.48% for the three months ended March 31, 2020, compared to 2.41% for the three months ended March 31, 2019. The increase in the current three month ratio was primarily due to an increase in non-interest expense, partially offset by an increase in average assets in the 2020 period compared to the 2019 period. Average assets for the quarter ended March 31, 2020, increased $239.3 million, or 5.1%, from the quarter ended March 31, 2019, primarily due to increases in loans receivable and investment securities.

INCOME TAXES

For the three months ended March 31, 2020 and 2019, the Company's effective tax rate was 15.6% and 18.5%, respectively. These effective rates were lower than the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pre-tax income. The Company's effective income tax rate is currently expected to continue to be less than the statutory rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) to be approximately 16.0% to 17.5% in 2020 and future years.

CAPITAL

As of March 31, 2020, total stockholders’ equity and common stockholders’ equity were each $614.2 million (12.1% of total assets), equivalent to a book value of $43.61 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2019, were each $603.1 million (12.0% of total assets), equivalent to a book value of $42.29 per common share. At March 31, 2020, the Company’s tangible common equity to tangible assets ratio was 12.0%, compared to 11.9% at December 31, 2019. Included in stockholders’ equity at March 31, 2020 and December 31, 2019, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $20.6 million and $9.0 million, respectively. This increase in unrealized gains primarily resulted from lower market interest rates which increased the fair value of the investment securities.

Also included in stockholders’ equity at March 31, 2020, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $34.6 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At March 31, 2020, the remaining amount to be recorded in interest income was $44.8 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of March 31, 2020, the Company’s Tier 1 Leverage Ratio was 12.3%, Common Equity Tier 1 Capital Ratio was 12.6%, Tier 1 Capital Ratio was 13.2%, and Total Capital Ratio was 15.7%. On March 31, 2020, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 12.4%, Common Equity Tier 1 Capital Ratio was 13.2%, Tier 1 Capital Ratio was 13.2%, and Total Capital Ratio was 14.2%.

During the three months ended March 31, 2020, the Company repurchased 183,707 shares of its common stock and declared a regular cash dividend of $0.34 per common share. In January 2020, the Company declared a special cash dividend of $1.00 per common share, which was paid on February 10, 2020.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, increased $54.5 million, or 1.1%, from December 31, 2019, to March 31, 2020. This increase was primarily in other residential (multi-family) loans ($98 million), owner occupied one- to four-family residential loans ($38 million) and commercial real estate loans ($33 million). These increases were partially offset by decreases in construction loans ($103 million) and consumer auto loans ($20 million). The FDIC-assisted acquired loan portfolios had net decreases totaling $10 million during the three months ended March 31, 2020. Outstanding net loan receivable balances increased $41.1 million, from $4.15 billion at December 31, 2019 to $4.20 billion at March 31, 2020.

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	March 2020	December 2019	December 2018	December 2017
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$156,381	$155,831	$150,948	$133,587
Secured by real estate (not one- to four-family)	16,832	19,512	11,063	10,836
Not secured by real estate - commercial business	79,117	83,782	87,480	113,317

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	50,101	48,213	37,162	20,919
Secured by real estate (not one-to four-family)	809,436	798,810	906,006	718,277

Loan commitments not closed
Secured by real estate (one-to four-family)	141,432	69,295	24,253	23,340
Secured by real estate (not one-to four-family)	95,652	92,434	104,871	156,658
Not secured by real estate - commercial business	—	—	405	4,870

	$1,348,951	$1,267,877	$1,322,188	$1,181,804

For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

In the first quarter of 2020, pursuant to the recently-enacted CARES Act and guidance from the SEC and FASB, we elected to delay adoption of the new accounting standard (CECL) related to accounting for credit losses. Our first quarter financial statements are prepared under the existing incurred loss methodology standard for accounting for loan losses.

Management records a provision for loan losses in an amount it believes is sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews. The levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended March 31, 2020 was $3.9 million compared with $2.0 million for the quarter ended March 31, 2019. Total net charge-offs were $237,000 and $1.7 million for the three months ended March 31, 2020 and 2019, respectively. During the quarter ended March 31, 2020, $203,000 of the $237,000 of net charge-offs were in the consumer auto category. We have seen and expect to continue to see rapid reductions in the automobile loan outstanding balance as we determined in February 2019 to cease providing indirect lending services to automobile dealerships. At March 31, 2020, indirect automobile loans totaled approximately $90 million. We expect this balance will be largely paid off in the next two years. General market conditions and unique circumstances related to individual borrowers and projects contributed to the level of provisions and charge-offs. Collateral and repayment evaluations of all assets categorized as potential problem loans, non-performing loans or foreclosed assets were completed with corresponding charge-offs or reserve allocations made as appropriate.

All FDIC-acquired loans were grouped into pools based on common characteristics and were recorded at their estimated fair values, which incorporated estimated credit losses at the acquisition date. These loan pools are systematically reviewed by the Company to determine the risk of losses that may exceed those identified at the time of the acquisition. Techniques used in determining risk of loss are similar to those used to determine the risk of loss for the legacy Great Southern Bank portfolio, with most focus being placed on those loan pools which include larger loan relationships and those loan pools which exhibit higher risk characteristics. Review of the acquired loan portfolio also includes review of financial information, collateral valuations and customer interaction to determine if additional reserves are warranted.

The Bank’s allowance for loan losses as a percentage of total loans, excluding FDIC-assisted acquired loans, was 1.07% and 1.00% at March 31, 2020 and December 31, 2019, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Bank’s loan portfolio at March 31, 2020, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If economic conditions were to deteriorate further or management’s assessment of the loan portfolio were to change, it is expected that additional loan loss provisions would be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank, InterBank and Valley Bank non-performing assets, including foreclosed assets and potential problem loans, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below. These assets were initially recorded at their estimated fair values as of their acquisition dates and are accounted for in pools. Therefore, these loan pools are analyzed rather than the individual loans. The performance of the loan pools acquired in each of the five transactions has been better than expectations as of the acquisition dates. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding all FDIC-assisted acquired assets, at March 31, 2020 were $8.1 million, a decrease of $119,000 from $8.2 million at December 31, 2019. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.16% at March 31, 2020, compared to 0.16% at December 31, 2019.

Compared to December 31, 2019, non-performing loans increased $760,000 to $5.3 million at March 31, 2020, and foreclosed assets decreased $879,000 to $2.8 million at March 31, 2020. Non-performing one- to four-family residential loans comprised $2.2 million, or 41.8%, of the total non-performing loans at March 31, 2020, an increase of $830,000 from December 31, 2019. Non-performing commercial business loans comprised $1.2 million, or 22.7%, of the total non-performing loans at March 31, 2020, a decrease of $36,000 from December 31, 2019. Non-performing consumer loans comprised $1.1 million, or 21.5%, of the total non-performing loans at March 31, 2020, a decrease of $139,000 from December 31, 2019. Non-performing commercial real estate loans comprised $737,000, or 14.0%, of the total non-performing loans at March 31, 2020, an increase of $105,000 from December 31, 2019.

Compared to December 31, 2019, potential problem loans decreased $197,000 to $4.2 million at March 31, 2020. Due to the deteriorating economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in the remainder of 2020. As noted, we experienced an increased level of loan modifications in late March and early April 2020. In accordance with guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although these loan modifications were made, they did not result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs don’t allow for companies and individuals to completely recover financially, this could result in longer-term modifications, additional potential problem loans and/or additional non-performing loans. This could in turn require further actions on our part, including additions to the allowance for loan losses.

Activity in the non-performing loans category during the quarter ended March 31, 2020, was as follows:

	Beginning Balance, January 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,379	961	—	—	—	—	(131)	2,209
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	632	107	—	—	—	—	(2)	737
Commercial business	1,235	—	—	—	—	—	(36)	1,199
Consumer	1,273	189	—	—	(58)	(123)	(147)	1,134

Total	$4,519	$1,257	$—	$—	$(58)	$(123)	$(316)	$5,279

At March 31, 2020, the non-performing commercial business category included three loans, none of which were added during the current quarter. The largest relationship in this category, which was added during 2018, totaled $1.0 million, or 87.0% of the total category. This relationship is collateralized by an assignment of an interest in a real estate project. The non-performing one- to four-family residential category included 31 loans, ten of which were added during the current quarter. The largest relationship in the category totaled $276,000, or 12.5% of the total category. The non-performing commercial real estate category included 3 loans, none of which were added during the current quarter. The largest relationship in the category totaled $530,000, or 71.9% of the total category. The non-performing consumer category included 102 loans, 21 of which were added during the current quarter, and the majority of which are indirect used automobile loans.

Activity in the potential problem loans category during the quarter ended March 31, 2020, was as follows:

	Beginning Balance, January 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, March 31
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	791	—	—	(83)	—	—	(118)	590
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,078	—	—	—	—	—	(11)	3,067
Commercial business	—	—	—	—	—	—	—	—
Consumer	512	182	—	(36)	(21)	(47)	(63)	527

Total	$4,381	$182	$—	$(119)	$(21)	$(47)	$(192)	$4,184

At March 31, 2020, the commercial real estate category of potential problem loans included two loans, neither of which was added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.8 million, or 59.9% of the total category, is collateralized by a mixed use commercial retail building. Payments were current on this relationship at March 31, 2020. The other relationship in the category (added during 2019), which totaled $1.2 million, or 40.1% of the total category, is collateralized by a commercial retail building. Payments were current at March 31, 2020. The one- to four-family residential category of potential problem loans included 14 loans, none of which was added during the current quarter.

The consumer category of potential problem loans included 60 loans, 21 of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended March 31, 2020, excluding $1.3 million in foreclosed assets related to loans acquired in FDIC-assisted transactions and $860,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, January 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, March 31
	(In thousands)

One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	689	—	(195)	126	(10)	610
Land development	1,816	—	(315)	—	(143)	1,358
Commercial construction	—	—	—	—	—	—
One- to four-family residential	601	—	(310)	—	—	291
Other residential	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—
Consumer	545	511	(543)	—	—	513

Total	$3,651	$511	$(1,363)	$126	$(153)	$2,772

At March 31, 2020, the land development category of foreclosed assets included three properties, the largest of which was located in the Branson, Mo. area and had a balance of $768,000, or 56.5% of the total category. Of the total dollar amount in the land development category of foreclosed assets, 60.2% was located in the Branson, Mo. area, including the largest property mentioned. A portion of a property in the Branson, Mo. area was sold during the three months ended March 31, 2020 for $315,000, which included a write-down of $143,000. The subdivision construction category of foreclosed assets included two properties, the largest of which was located in the Branson, Mo. area and had a balance of $350,000, or 57.4% of the total category. One property in the Branson, Mo. area was sold during the three months ended March 31, 2020, which reduced the foreclosed assets balance by $195,000. All of the properties in the subdivision construction category of foreclosed assets are located in Branson, Mo. The one- to four-family category of foreclosed assets included one property (added during the fourth quarter 2019) which totaled $291,000 in Springfield, Mo. A property located in Lake Ozark, Mo. was sold during the period for $380,000, resulting in a gain of $70,000. The amount of additions and sales in the consumer loans category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process. The Company experienced increased levels of delinquencies and repossessions in indirect and used automobile loans throughout 2016 and 2017. The level of delinquencies and repossessions in indirect and used automobile loans generally decreased in 2018 through 2020.

BUSINESS INITIATIVES

The Company’s retail online banking platform and mobile banking application are currently being upgraded to enhance customer functionality and convenience. The new platform and app are expected to be available to customers during the third quarter of 2020.

The banking center network continues to evolve. During the first quarter 2020, remodeling of the downtown office at 1900 Main in Parsons, Kansas, continued, which includes the addition of drive-thru banking lanes. Once completed the nearby drive-thru facility will be consolidated into the downtown office, leaving one location serving the Parsons market.

In early April 2020, the Company was notified by its landlord that the Great Southern banking centers located inside the Hy-Vee stores at 2900 Devils Glen Rd in Bettendorf, Iowa, and 2351 W. Locust St. in Davenport, Iowa, must permanently cease operations due to store infrastructure changes. These locations are currently closed due to the COVID-19 pandemic. Bank customers have been informed that the Hy-Vee banking centers will permanently close on July 17, 2020, with customer accounts transferring to nearby offices. After the July closures, Great Southern will operate three banking centers in the Quad Cities market area – two in Davenport and one in Bettendorf.

The Company announced that its 2020 Annual Meeting of Stockholders, to be held at 10 a.m. Central Time on May 6, 2020, will be a virtual meeting over the internet and will not be held at a physical location. Stockholders will be able to attend the Annual Meeting via a live webcast. Holders of record of Great Southern Bancorp, Inc. common stock at the close of business on the record date, February 27, 2020, may vote during the live webcast of the Annual Meeting or by proxy. Please see the Company’s Notice of Annual Meeting and Proxy Statement available on the Company’s website, www.GreatSouthernBank.com, (click “About” then “Investor Relations”) for additional information about the virtual meeting.

The Company will host a conference call on Tuesday, April 21, 2020, at 2:00 p.m. Central Time to discuss first quarter 2020 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 8358076. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 97 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the Securities and

Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company's market areas; (ix) the potential adverse effects of the COVID-19 pandemic or any other pandemic on the ability of the Company's borrowers to satisfy their obligations to the Company, on the demand for the Company's loans or its other products and services, on other aspects of the Company's business operations and on financial markets and economic growth; (x) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (xi) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (xii) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Reform Legislation; (xiii) changes in accounting principles, policies or guidelines; (xiv) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xv) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for loan losses, write-down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xvi) costs and effects of litigation, including settlements and judgments; and (xvii) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three months ended March 31, 2020 and 2019, and the three months ended December 31, 2019, are not necessarily indicative of the results of operations which may be expected for any future period.

	March 31,	December 31,
	2020	2019
Selected Financial Condition Data:	(In thousands)

Total assets	$5,073,020	$5,015,072
Loans receivable, gross	4,245,876	4,201,380
Allowance for loan losses	43,928	40,294
Other real estate owned, net	4,979	5,525
Available-for-sale securities, at fair value	395,799	374,175
Deposits	4,178,918	3,960,106
Total borrowings	225,955	412,374
Total common stockholders’ equity	614,232	603,066
Non-performing assets (excluding FDIC-assisted transaction assets)	8,051	8,170

	Three Months Ended		Three Months Ended
	March 31,		December 31,
	2020	2019	2019
	(In thousands)
Selected Operating Data:

Interest income	$57,474	$57,358	$58,726
Interest expense	12,536	12,753	13,783
Net interest income	44,938	44,605	44,943
Provision for loan losses	3,871	1,950	650
Non-interest income	7,367	7,450	7,694
Non-interest expense	30,815	28,495	29,536
Provision for income taxes	2,751	3,998	4,559
Net income and net income available to common shareholders	$14,868	$17,612	$17,892

	At or For the Three Months Ended		At or For the Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$ 1.04	$ 1.23	$ 1.24
Book value	$ 43.61	$ 38.36	$ 42.29

Earnings Performance Ratios:
Annualized return on average assets	1.20%	1.49%	1.44%
Annualized return on average common stockholders’ equity	9.93%	13.12%	11.78%
Net interest margin	3.84%	4.06%	3.82%
Average interest rate spread	3.54%	3.75%	3.49%
Efficiency ratio	58.91%	54.74%	56.11%
Non-interest expense to average total assets	2.48%	2.41%	2.38%

Asset Quality Ratios:
Allowance for loan losses to period-end loans (excluding covered/previously covered loans)	1.07%	0.97%	1.00%
Non-performing assets to period-end assets	0.16%	0.22%	0.16%
Non-performing loans to period-end loans	0.12%	0.11%	0.11%
Annualized net charge-offs to average loans	0.02%	0.17%	0.07%

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	March 31, 2020	December 31, 2019
	(In thousands)
Assets
Cash	$104,142	$99,299
Interest-bearing deposits in other financial institutions	136,352	120,856
Cash and cash equivalents	240,494	220,155

Available-for-sale securities	395,799	374,175
Mortgage loans held for sale	16,160	9,242
Loans receivable (1), net of allowance for loan losses of $43,928 – March 2020; $40,294 – December 2019	4,195,035	4,153,982
Interest receivable	13,437	13,530
Prepaid expenses and other assets	47,712	74,984
Other real estate owned and repossessions (2), net	4,979	5,525
Premises and equipment, net	141,699	141,908
Goodwill and other intangible assets	7,809	8,098
Federal Home Loan Bank stock and other interest earning assets	9,896	13,473

Total Assets	$5,073,020	$5,015,072

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,178,918	$3,960,106
Securities sold under reverse repurchase agreements with customers	124,484	84,167
Short-term borrowings	1,312	228,157
Subordinated debentures issued to capital trust	25,774	25,774
Subordinated notes	74,385	74,276
Accrued interest payable	2,747	4,250
Advances from borrowers for taxes and insurance	9,195	7,484
Accounts payable and accrued expenses	31,019	24,904
Current and deferred income taxes	10,954	2,888
Total Liabilities	4,458,788	4,412,006

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding March 2020 and December 2019 -0- shares	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2020 – 14,083,820 shares December 2019 – 14,261,052 shares	141	143
Additional paid-in capital	33,958	33,510
Retained earnings	524,922	537,167
Accumulated other comprehensive gain	55,211	32,246
Total Stockholders’ Equity	614,232	603,066

Total Liabilities and Stockholders’ Equity	$5,073,020	$5,015,072

(1)At March 31, 2020 and December 31, 2019, includes loans, net of discounts, totaling $117.2 million and $127.2 million, respectively, which were acquired in FDIC-assisted transactions and are accounted for under ASC 310-30.

(2)At March 31, 2020 and December 31, 2019, includes foreclosed assets, net of discounts, totaling $1.3 million and $1.0 million, respectively, which were acquired in FDIC-assisted transactions. In addition, March 31, 2020 and December 31, 2019, includes $860,000 and $871,000 of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

			Three Months
	Three Months Ended		Ended
	March 31,		December 31,
	2020	2019	2019
Interest Income
Loans	$54,130	$54,556	$55,495
Investment securities and other	3,344	2,802	3,231
	57,474	57,358	58,726
Interest Expense
Deposits	10,577	10,470	11,726
Short-term borrowings and repurchase agreements	649	922	732
Subordinated debentures issued to capital trust	216	267	232
Subordinated notes	1,094	1,094	1,094
	12,536	12,753	13,784

Net Interest Income	44,938	44,605	44,942
Provision for Loan Losses	3,871	1,950	650
Net Interest Income After Provision for Loan Losses	41,067	42,655	44,292

Noninterest Income
Commissions	266	334	219
Service charges and ATM fees	4,758	4,958	5,011
Net gains on loan sales	590	248	962
Late charges and fees on loans	355	346	367
Net realized gains (losses) on sales of available-for-sale securities	—	10	(72)
Gain (loss) on derivative interest rate products	(407)	(25)	65
Other income	1,805	1,579	1,143
	7,367	7,450	7,695

Noninterest Expense
Salaries and employee benefits	18,169	15,640	16,329
Net occupancy expense	6,766	6,401	6,755
Postage	769	767	855
Insurance	382	666	348
Advertising	620	527	645
Office supplies and printing	235	259	334
Telephone	912	903	934
Legal, audit and other professional fees	598	712	601
Expense on other real estate and repossessions	479	620	542
Partnership tax credit investment amortization	—	91	91
Acquired deposit intangible asset amortization	289	325	289
Other operating expenses	1,596	1,584	1,812
	30,815	28,495	29,535
Income Before Income Taxes	17,619	21,610	22,452
Provision for Income Taxes	2,751	3,998	4,559

Net Income and Net Income Available to Common Shareholders	$14,868	$17,612	$17,893

Earnings Per Common Share
Basic	$1.05	$1.24	$1.26
Diluted	$1.04	$1.23	$1.24

Dividends Declared Per Common Share	$1.34	$1.07	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $1.1 million and $1.0 million for the three months ended March 31, 2020 and 2019, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	March 31, 2020(1)	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.94%	$603,872	$7,138	4.75%	$497,129	$6,388	5.21%
Other residential	4.79	826,431	10,755	5.23	811,084	10,990	5.50
Commercial real estate	4.65	1,489,790	18,581	5.02	1,387,423	17,696	5.17
Construction	4.98	709,974	9,722	5.51	667,625	10,173	6.18
Commercial business	4.55	269,160	3,192	4.77	264,179	3,392	5.21
Other loans	5.41	317,437	4,533	5.74	436,979	5,704	5.29
Industrial revenue bonds	4.57	10,274	209	8.17	15,205	213	5.68

Total loans receivable	4.77	4,226,938	54,130	5.15	4,079,624	54,556	5.42

Investment securities	3.16	385,003	3,083	3.22	278,536	2,251	3.28
Other interest-earning assets	0.24	90,122	261	1.16	94,374	551	2.37

Total interest-earning assets	4.49	4,702,063	57,474	4.92	4,452,534	57,358	5.22
Non-interest-earning assets:
Cash and cash equivalents		90,780			90,804
Other non-earning assets		170,673			180,876
Total assets		$4,963,516			$4,724,214

Interest-bearing liabilities:
Interest-bearing demand and savings	0.48	$1,575,511	2,117	0.54	$1,472,959	1,763	0.49
Time deposits	1.74	1,712,901	8,460	1.99	1,672,677	8,707	2.11
Total deposits	1.15	3,288,412	10,577	1.29	3,145,636	10,470	1.35
Short-term borrowings and repurchase agreements	0.03	265,054	649	0.99	258,183	922	1.45
Subordinated debentures issued to capital trust	3.36	25,774	216	3.37	25,774	267	4.20
Subordinated notes	5.88	74,335	1,094	5.92	73,900	1,094	6.00

Total interest-bearing liabilities	1.23	3,653,575	12,536	1.38	3,503,493	12,753	1.47
Non-interest-bearing liabilities:
Demand deposits		675,984			658,409
Other liabilities		34,946			25,467
Total liabilities		4,364,505			4,187,369
Stockholders’ equity		599,011			536,845
Total liabilities and stockholders’ equity		$4,963,516			$4,724,214

Net interest income:
Interest rate spread	3.26%		$44,938	3.54%		$44,605	3.75%
Net interest margin*				3.84%			4.06%
Average interest-earning assets to average interest-bearing liabilities		128.7%			127.1%

______________

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)The yield on loans at March 31, 2020, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended March 31, 2020.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation:  Core Net Interest Income and Core Net Interest Margin

	Three Months Ended
	March 31,
	2020		2019
	(Dollars in thousands)
Reported net interest income/margin	$44,938	3.84%	$44,605	4.06%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	1,866	0.16	1,512	0.13
Core net interest income/margin	$43,072	3.68%	$43,093	3.93%

Non-GAAP Reconciliation:  Ratio of Tangible Common Equity to Tangible Assets

	March 31,	December 31,
	2020	2019
	(Dollars in thousands)
Common equity at period end	$614,232	$603,066
Less: Intangible assets at period end	7,809	8,098
Tangible common equity at period end (a)	$606,423	$594,968

Total assets at period end	$5,073,020	$5,015,072
Less: Intangible assets at period end	7,809	8,098
Tangible assets at period end (b)	$5,065,211	$5,006,974

Tangible common equity to tangible assets (a) / (b)	11.97%	11.88%